January 6, 1997




Mr. U. Spencer Allen
29672 Avante
Laguna Niguel, California  92677

         Re:      Employment with Medical Science Systems, Inc.
                  ---------------------------------------------

Dear Spence:

     It was nice speaking with you. As we agreed, Medical Science Systems, Inc. (the "Company") is willing to engage your services on the following terms and conditions:

     1. COMPENSATION. The Company will compensate you at an annual compensation rate of Eighty Thousand Dollars ($80,000) per year. This compensation will be paid to you on a monthly basis, pursuant to the Company's regular pay periods.

     2. DUTIES. The job will require your ful time commitment, and we would expect that you would not perform services for any other person or entity. You shall serve as Chief Financial Officer of the Company, or such other position as may be agreed between you and the Company, and shall perform such duties, services and responsibilities as are consistent with such position. Your duties, services and responsibilities will be performed under the overall supervision of the President of the Company.

     3. EXPENSES. The Company shall reimburse you for all normal and reasonable business expenses upon presentation of an approved expense report. You agree to timely prepare and submit said expense report on a monthly basis. Company agrees that the accumulation of frequent flyer mileage benefits will be credited to you personally.

     4. HEALTH BENEFITS. The Company agrees to contribute to its group Accident and Health Plan for you.

     5. STOCK OPTION. In consideration for your agreeing to join, you shall be granted an Incentive Stock Option of 50,000 common shares, pursuant to the terms and conditions of the Company's 1996 Equity Incentive Plan.



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Mr. U. Spencer Allen
Page 2
January 6, 1997


     6. VACATION. You shall be entitled to an annual vacation of two (2) weeks during each year of this Agreement, without loss of compensation. You shall not accrue more than four (4) weeks vacation at any time, and all future vacation accrual shall cease once the ceiling is reached. If you later use enough vacation pay to fall below the maximum, you will resume earning vacation pay from that date forward. Upon termination of this Agreement, you shall be paid vacation accrued but not taken and all further vacation accrual shall cease. The times for these vacation periods shall be most convenient to the Company's business, as may be orally agreed on by the Company.

     7. HOLIDAYS. You shall be entitled to all holidays designated by the Company, without loss of compensation, so long as said holidays occur on the day you would normally be performing your duties pursuant to the terms of this Agreement.

     8. OTHER BENEFITS. You shall be entitled to participate in any employee benefit plans then in effect for similarly situated employees to the extent you meet the eligibility requirements for any such plan, including group insurance, retirement, supplemental pension, bonus plan, stock option or award plans.

     9. TAX WITHHOLDING. All compensation shall be subject to the customary withholding tax and other employment taxes as required with respect to compensation paid by a corporation to an employee.

     10. TERM AND TERMINATION. This Agreement shall become effective January 6, 1997, and shall continue thereafter for successive periods of one year unless terminated as provided herein. Your engagement with the Company shall immediately be deemed terminated upon the occurrence of the following:

              a.    MUTUAL CONSENT. Upon mutual agreement of all parties.

              b.    DEATH. Upon your death.

              c. DISABILITY. If a disability (whether mental or physical) serves to impair your ability to adequately render services to the Company, for a period of thirty (30) consecutive days.

              d. CAUSE. You shall have (a) committed an act of theft or embezzlement from or fraud on the Company; (b) shall have willfully neglected your duties under the terms of this Agreement; or (c) should you materially breach your obligations under this Agreement.

Either party may terminate this Agreement, with or without cause, by giving the other party one (1) months written notice of intention to do so. It is the intention of the parties hereto that this provision shall not relieve either party of their respective duties, obligations and responsibilities to the other party during the one (1) month notice period that this Agreement is to be terminated.



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Mr. U. Spencer Allen
Page 3
January 6, 1997



              e. CONTINUING OBLIGATIONS. You shall be only entitled to a pro-rata share of compensation, up to the effective date of termination, based on the ratio of the number of days that you have performed in accordance with the terms and provisions of this Agreement in the relevant term year that bears to 365.

     11. YOUR DUTIES ON TERMINATION. In the event of termination of working relationship with Company, you agree to deliver promptly to Company all property, keys, credit cards, manuals, models, notes, logs, technical data, equipment, notebooks, documents, memoranda, reports, files, hardware and software, samples, books, correspondence, lists, or other written or graphic records, and the like, relating to Company's business, which are or have been in your possession or under your control.

     12. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements, if any.

     13. IN WRITING. This Agreement shall not be modified or amended except in writing signed by you and a duly empowered officer of the Company.

     14. CHOICE OF LAW. This Agreement shall be construed under and governed in accordance with, the laws of the State of California. Venue shall be Orange County, California.

     15. SUCCESSORS AND ASSIGNS. Except as otherwise provided in this Agreement, the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto, their personal representatives, heirs, executives, administrators, successors and/or permitted assigns.

     16. ASSIGNMENT. Neither this Agreement nor the rights, duties or obligations arising hereunder shall be assignable by you.

     17. CONFIDENTIALITY AND INVENTION ASSIGNMENT AGREEMENT. You will be required to sign and abide by the standard Company Confidentiality and Invention Assignment Agreement that the Company requires all of its employees to sign.


         If the above terms and conditions of this Letter Agreement are acceptable, please execute below and forward to my attention. We are excited about having you aboard our team and want you to feel free to call me regarding any questions or comments you may have regarding this letter or otherwise.

                                    Sincerely,



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Mr. U. Spencer Allen
Page 4
January 6, 1997


                                    MEDICAL SCIENCE SYSTEMS, INC.




                                    Paul J. White
                                    President


         IN WITNESS WHEREOF, the parties hereto agree and accept the terms and conditions set forth in the above Letter Agreement as of the date first above written.

                                    MEDICAL SCIENCE SYSTEMS, INC.



                                    By:
                                       ------------------------------
                                          Paul J. White, President




                                       ------------------------------
                                       U. SPENCER ALLEN

November 12, 1998



Spencer Allen
11020 Huebner Oaks #2328
San Antonio, TX 78230

Dear Spencer:

On October 14, 1998, the Board of Directors (the "Board") of Medical Science Systems, Inc., a Texas corporation (the "Company"), approved the following amendment to the Letter Agreement with the effective date of January 6, 1997 between you and the Company. This letter amends the first sentence of Paragraph 1, COMPENSATION, to read as follows:



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Mr. U. Spencer Allen
Page 5
January 6, 1997


         "Effective December 1, 1998, the Company will compensate you at an annual compensation rate of Ninety-Six Thousand Two Hundred and Fifty Dollars ($96,250.00) per year."

Additionally, as you and I have discussed, the following shall be inserted at the end of the second subparagraph of Paragraph 10.d., TERM AND TERMINATION:

         "Notwithstanding the above, to the extent the Company is acquired and terminates this agreement, the Company shall provide six (6) months written notice. The Company shall have the right to pay you in lieu of continuing your employment at any time during the six (6) month notice period."

All other terms of the aforementioned Letter Agreement remain the same. If the above amendment to the Letter Agreement is acceptable, please execute below and forward to my attention.

Additionally, the Board has approved a grant of Incentive Stock Options ("ISO's") equivalent to one (1) option for each dollar of compensation reduction for the three month period beginning December 1, 1998. Therefore, the number of options granted to you will be 3,437 options. These options will be priced at $1.50 per share, which was the fair market value of the Company's stock at the close of trading on October 14, 1998. Additional information about this ISO grant will be forthcoming soon.

Finally, the Board has also approved a reduction in the price of your outstanding ISO's. Please find attached a letter with further information regarding this re-price of your options.

If you have any questions or comments, regarding this letter or otherwise, please do not hesitate to contact me.

Sincerely,

MEDICAL SCIENCE SYSTEMS, INC.



Paul J. White
President



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Mr. U. Spencer Allen
Page 6
January 6, 1997


IN WITNESS WHEREOF, the parties hereto agree and accept the terms set forth in this amendment to the Letter Agreement with the effective date of January 6, 1997 effective December 1, 1998.

MEDICAL SCIENCE SYSTEMS, INC.


By:
         ------------------------
         Paul J. White, President



By:
         ------------------------
         Spencer Allen


Date:
         ------------------------